WEYCO GROUP, INC.

CHANGE OF CONTROL AGREEMENT

AGREEMENT, originally made as of the 26th day of January, 1998, between Weyco Group, Inc., a Wisconsin corporation, ("Company") and John Wittkowske ("Executive") and now restated this 22nd day of December, 2008 in order to comply with the requirements of Internal Revenue Code Section 409A.

WHEREAS, the Executive is now serving as an executive of the Company in a position of importance and responsibility; and

WHEREAS, the Company wishes to continue to receive the benefit of the Executive's knowledge and experience and, as an inducement for continued service, is willing to offer the Executive certain payments due to Change of Control as set forth herein;

NOW, THEREFORE, the Executive and Company agree as follows:

Section 1.              Definitions.

(a)           Change of Control.  For purposes of this Agreement, a "Change of Control" shall occur:

(1)           on the date any person or more than one person acting as a group (within the meaning of Regulation Section 1.409A-3(i)(5)(v)(B)), other than the group consisting of members of the family of Thomas W. Florsheim and their descendants or trusts for their benefit (the “Florsheim Group”), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing 30% or more of the total voting power of the outstanding stock of the Employer;

(2)           on the date of  the sale or transfer of all or substantially all of the operating assets of the Employer (for purposes of this subparagraph (2), such a sale or transfer shall not be deemed to have occurred unless it is also a sale described within the meaning of Regulation Section 1.409A-3(i)(5)(vii); provided, however, that a sale or transfer of all or substantially all of the operating assets of the Company shall not be deemed to have occurred merely because the requirements of that regulation are satisfied); or

(3)           on the date a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(b)           "Beneficiary" means any one or more primary or secondary beneficiaries designated in writing by the Executive on a form provided by the Company to receive any benefits which may become payable under this Agreement on or after the Executive's death.  The Executive shall have the right to name, change or revoke the Executive's designation of a Beneficiary on a form provided by the Company.  The designation on file with the Company at the time of the Executive's death shall be controlling.  Should the Executive fail to make a valid Beneficiary designation or leave no named Beneficiary surviving, any benefits due shall be paid to the Executive's spouse, if living or, if not living, then to the Executive's estate.

(c)           "Code" means the Internal Revenue Code of 1986, as amended.

Section 2.              Payments Upon Change of Control.

(a)           Within 30 days following a Change of Control, a cash payment shall be made to the Executive in an amount equal to 299% of the "base amount" as that term is defined in Code Section 280G.  The determination of the base amount shall be made by the Company's independent auditors.  For this purpose, the "base amount" shall be calculated with respect to the 3 taxable year period ending before the date on which the Change of Control as defined herein occurs, regardless of whether such Change of Control is an event described in Code Section 280G (b)(2)(A).

(b)           If the Company reasonably anticipates that payment under paragraph (a) above would result in disallowance of any portion of the Company's deduction therefor under Section 162(m) of the Code, the payment called for under paragraph (a) shall be limited to the amount which is deductible, with the balance to be paid as soon as deductible by the Company; provided, however that such payment shall be made on the earliest date on which the Company reasonably anticipates or should reasonably anticipate that the deduction for the payment of the amount will not be barred by application of Code Section 162(m).  Any amounts which are so deferred shall earn interest until paid at an annual rate equal to the prime rate.  For interest accruing during any calendar year the "prime rate" shall be the rate reported as the prime rate in the Wall Street Journal on the first business day of that year.

Section 3.              Limitation on Payments.   If the payments under Section 2 in combination with any other payments which the Executive has the right to receive from the Company (the "Total Payments") would not be deductible (in whole or in part) as a result of Section 280G of the Code, the payments under Section 2 shall be reduced until (i) no portion of the Total Payments is nondeductible as a result of Section 280G of the Code or (ii) the payments under Section 2 are reduced to zero.  For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date payments commence under Section 2, shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (iii) the payments under Section 2 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (ii), and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors, in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Section 4.              Death After the Executive has Begun Receiving Payments.  Should the Executive die after a Change of Control, but before receiving all payments due the Executive hereunder, any remaining payments due shall be made to the Executive's Beneficiary.

Section 5.              Miscellaneous.

(a)           Non-Assignability.  This Agreement is personal to the Executive and shall not be assignable by the Executive.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and shall also be enforceable by the Executive's legal representatives.

(b)           Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(c)           Governing Law; 409A.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without reference to principles of conflict of laws, to the extent not preempted by federal law.  This Agreement is intended to comply with the provisions of Internal Revenue Code Section 409A and shall be interpreted accordingly.  If any provision or term of this Agreement would be prohibited by or inconsistent with the requirements of Section 409A, then such provision or term shall be deemed to be reformed to comply with Section 409A.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d)           Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	John Wittkowske
2519 East Shorewood Boulevard
Shorewood, WI 53211

If to the Company:	Weyco Group, Inc.
P. O. Box 1188
Milwaukee, WI 53201
Attention: Corporate Secretary

or to such other address as either party furnishes to the other in writing in accordance with this paragraph.  Notices and communications shall be effective when actually received by the addressee.

(e)           Construction.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(f)           No Guarantee of Employment.  Nothing contained in this Agreement shall give the Executive the right to be retained in the employment of the Company or affect the right of the Company to dismiss the Executive.

(g)           Amendment; Entire Agreement.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Agreement contains the entire agreement between the parties on the subjects covered and replaces all prior writings, proposals, specifications or other oral or written materials relating thereto.

(h)           Impact on Other Plans.  No amounts paid to the Executive under this Agreement will be taken into account as "wages", "salary", "base pay" or any other type of compensation when determining the amount of any payment or allocation, or for any other purpose, under any other qualified or nonqualified plan or agreement of the Company, except as otherwise may be specifically provided by such plan or agreement by making specific reference to payments under this Agreement.

(i)           Other Agreements.  This Agreement supersedes any other severance arrangement between the Company and the Executive.  This Agreement does not confer any payments or benefits other than the payments described in Section 2 hereof.

(j)           Withholding.  To the extent required by law, the Company shall withhold any taxes required to be withheld with respect to this Agreement by the federal, state or local government from payments made hereunder or from other amounts paid to the Executive by the Company.  If after a Change of Control has occurred FICA taxes must be withheld in connection with amounts credited hereunder before payments are otherwise due hereunder and if there are no other wages from which to withhold them, the Company shall pay such FICA taxes (and taxes under Code Section 3401 triggered thereby and additional taxes under Section 3401 attributable to pyramiding) but no more and the Executive’s payments hereunder shall be reduced by an equal amount.

(k)           Inclusion in Income Under Section 409A.  In the event this Agreement fails to satisfy the requirements of Code Section 409A and regulations thereunder after a Change of Control has occurred and before payment pursuant to Section 2, there shall be distributed to the Executive as promptly as possible after the Company becomes aware of such fact of noncompliance such portion of the Executive’s payment otherwise due under Section 2 as is included in income as a result of the failure to comply, but no more and the Executive’s payment otherwise due under Section 2 shall be reduced by the amount distributed.

(l)           Facility of Payment.  If the Executive or, if applicable, the Executive's Beneficiary, is under legal disability, the Company may direct that payments be made to a relative of such person for the benefit of such person, without the intervention of any legal guardian or conservator,  or to any legal guardian or conservator of such person.  Any such distribution shall constitute a full discharge with respect to the Company and the Company shall not be required to see to the application of any distribution so made.

Section 6.              Claims Procedure.

(a)           Claim Review.  If the Executive or the Executive's Beneficiary (a "Claimant") believes that he or she has been denied all or a portion of a benefit under this Agreement, he or she may file a written claim for benefits with the Company.  The Company shall review the claim and notify the Claimant of the Company's decision within 60 days of receipt of such claim, unless the Claimant receives written notice prior to the end of the 60 day period stating that special circumstances require an extension of the time for decision.  The Company's decision shall be in writing, sent by mail to the Claimant's last known address, and if a denial of the claim, must contain the specific reasons for the denial, reference to pertinent provisions of this Agreement on which the denial is based, a designation of any additional material necessary to perfect the claim, and an explanation of the claim review procedure.

(b)           Appeal Procedure to the Board.  A Claimant is entitled to request a review of any denial by the full Board by written request to the Chair of the Board within 60 days of receipt of the denial.  Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied.  The Board shall afford the Claimant the opportunity to review all pertinent documents and submit issues and comments in writing and shall render a review decision in writing, all within 60 days after receipt of a request for review (provided that, in special circumstances the Board may extend the time for decision by not more than 60 days upon written notice to the Claimant.)  The Board's review decision shall contain specific reasons for the decision and reference to the pertinent provisions of this Agreement.

Section 7.              No Mitigation.

The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

Section 8.              Expense Reimbursement.

In the event that any dispute arises between the Executive and the Company as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Executive takes to enforce the terms of this Agreement or to defend against any action taken by the Company, the Executive shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Executive shall obtain a final judgment by a court of competent jurisdiction in favor of the Executive.  Such reimbursement shall be paid within thirty (30) days after the Executive furnishes to the Company written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Executive.

IN WITNESS WHEREOF, the Executive has signed this Agreement and, pursuant to the authorization of the Board, the Company has caused this Agreement to be signed, all as of the date first set forth above.

/s/ John Wittkowske
Executive – John Wittkowske

WEYCO GROUP, INC.

By:

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Attest:

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